EXHIBIT 10.1

CONFIDENTIAL

EXECUTIVE SEVERANCE AGREEMENT

This Agreement is made and entered into by and between PACIFIC CONTINENTAL BANK, an Oregon banking corporation (hereinafter called the “Bank”) and Roger S. Busse (hereinafter called the “Executive”).

WHEREAS, the Executive is employed by the Bank in a key managerial capacity, presently holding the position of EXECUTIVE VICE PRESIDENT of the Bank; and

WHEREAS, the Bank wishes to ensure that the Executive will be available to assist the Board of Directors of the Bank (the “Board”) in responding to and, if deemed appropriate by the Board, completing any proposed change in control of the Bank;

NOW, THEREFORE, the Bank and the Executive agree to the following provisions:

1. Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean (i) a sale of greater than two-thirds of the voting stock of the Bank; (ii) a merger or business combination of the Bank with or into another corporation, or corporate group, whereby the shareholders of the Bank immediately prior to the transaction hold immediately after the transaction, directly or indirectly, less than one-third of the voting stock of the Bank, or the resulting corporation in the case of a merger; or (iii) the sale of substantially all of the assets of the Bank. The term “Change in Control” shall not include the formation of a one-bank holding company that is duly approved by a requisite vote of the Board and the Bank’s shareholders.

2. Commitment of Executive. In the event any person extends any proposal or offer which could result in a Change in Control, the Executive will, at the Board’s request, assist the Board in evaluating such proposal or offer. Further, the Executive specifically agrees that he will not resign his position with the Bank during any period from the receipt of a specific Change in Control proposal up to the closing or termination of the transaction contemplated by the proposal.

3. Severance Payment Events. In the event of —

a. the voluntary or involuntary termination (excluding termination due to death, disability or commission of a crime) of the Executive’s employment with the Bank within three (3) years after a Change in Control; or

b. the involuntary termination (excluding termination due to death, disability, or commission of a crime) by the Bank of the Executive’s employment within Twenty Four (24) months prior to the occurrence of a Change in Control, then the Bank shall pay to Executive a severance payment, in the amount determined pursuant to the next paragraph, payable on the later of the date of termination or the date of the Change in Control.

4. Amount of the Severance Payments. The severance payment shall be an amount equal to one and one-half (1.5) times the highest compensation (as reportable on the Executive’s IRS W-2 form) received by the Executive from the Bank during any of the most recent three (3) calendar years ending before, or simultaneously with, the date on which the Change in Control occurs; provided, however, that the severance payment shall be less than the amount which would cause the payment to be a “parachute payment” as defined in Section 280G(b)(2)(A) of the Code.

5. Revocability. This Agreement may be terminated unilaterally by the Bank, but (i) only as of a prospective effective date which follows by at least 24 months the date that written notice is given to Executive that the Bank, by a vote of at least a majority of its directors, has determined to terminate the Agreement, and (ii) only if no Change in Control occurs prior to such effective date; provided, however, that this Agreement shall automatically terminate if, at any time prior to the closing of a Change in Control transaction, the Executive (a) voluntarily terminates his employment with the Bank, or (b) is terminated by the Bank for cause (i.e., acts of dishonesty, disloyalty, illegality or moral turpitude adversely impacting the Bank; repeated failure or refusal to follow reasonable directions from the Board following a written warning). If not earlier terminated, this Agreement will terminate three (3) years after any Change in Control occurs.

6. Addition of Holding Company. In the event of the formation of a one-bank holding company to hold the stock of the Bank or similar reorganization to insert a one-bank holding company between the Bank and its then-existing shareholders, the bank holding company shall be automatically a party to this Agreement and the term “Change in Control” shall also include a Change in Control of such bank holding company. Without limiting the foregoing, the Bank and the Executive agree to take such other steps as may be reasonably requested to give effect to this paragraph.

IN WITNESS WHEREOF, the parties have executed this Agreement this              day of                                       .

PACIFIC CONTINENTAL BANK		EXECUTIVE

By:	/S/ HAL BROWN	/S/ ROGER S. BUSSE
	Hal Brown President & Chief Executive Officer	Roger S. Busse Executive Vice President

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